Exhibit 99.1

Wynn Resorts CEO Steps Down

LAS VEGAS (Feb. 6, 2018) — Wynn Resorts released the following statements today regarding Chairman and CEO Steve Wynn:

STATEMENT FROM WYNN RESORTS:

The Board of Directors of Wynn Resorts reluctantly announced today that it accepted the resignation of Steve Wynn as CEO and Chairman of the Board of Directors. The board has appointed Matt Maddox, currently President of the Company, as its CEO, and Boone Wayson as Non-Executive Chairman of the Board of Directors, effective immediately.

“It is with a collective heavy heart, that the board of directors of Wynn Resorts today accepted the resignation of our founder, CEO and friend Steve Wynn,” said Non-Executive Chairman of the Board Boone Wayson. “Steve Wynn is an industry giant. He is a philanthropist and a beloved leader and visionary. He played the pivotal role in transforming Las Vegas into the entertainment destination it is today. He also assembled a world-class team of executives that will continue to meet the high standards of excellence that Steve Wynn created and the Wynn brand has come to represent.”

Steve Wynn created modern Las Vegas. He transformed the city into an economic powerhouse by making it a world-wide tourist destination. He designed, built and operated the most iconic resorts on the Las Vegas strip, beginning with the Mirage, then Treasure Island, the Bellagio, Wynn Las Vegas and Encore at Wynn Las Vegas. Wynn Macau, Mr. Wynn’s first resort in the SAR of Macau in China, was designated by Forbes Travel Guide as the best resort in the world. Along with Wynn Palace in Cotai, the company built by Steve Wynn has been recognized as having more Five Star awards than any independent hotel company in the world.

Wynn Resorts remains as committed as ever to upholding the highest standards and being an inclusive and supportive employer. In fact, more than 40 percent of all Wynn Las Vegas management are women; the highest in the gaming industry. The company will continue to fully focus on its operations at Wynn Macau, Wynn Palace and Wynn Las Vegas; the development and opening of the first phase of Wynn Paradise Park, currently under construction on the former Wynn golf course; as well as the construction of Wynn Boston Harbor, which will open in June 2019.

Details of Mr. Wynn’s separation agreement will be disclosed when they are finalized.

STATEMENT FROM STEVE WYNN:

“In the last couple of weeks, I have found myself the focus of an avalanche of negative publicity. As I have reflected upon the environment this has created — one in which a rush to judgment takes precedence over everything else, including the facts — I have reached the conclusion I cannot continue to be effective in my current roles. Therefore, effective immediately, I have decided to step down as CEO and Chairman of the Board of Wynn Resorts, a company I founded and that I love.

“The Wynn Resorts team and I have built houses of brick. Which is to say, the institution we created — a collection of the finest designers and architects ever assembled, as well as an operating philosophy now ingrained in the minds and hearts of our entire team — will remain standing for the long term. I am extremely proud of everything we have built at this company. Most of all, I am proud of our employees.

“The succession plan laid out by the Board of Directors and which I wholeheartedly endorse now places Matt Maddox in the CEO seat. With Matt, Wynn Resorts is in good hands. He and his team are well positioned to carry on the plans and vision for the company I created.

I want to thank all of the employees who have made Wynn Resorts the most admired resort company in the world, and for the support I have received from them in recent weeks. Most importantly, I want everyone to continue to be proud of this company and the many unique ways it will forever continue to delight guests.”

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 21 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 103,000 square feet of retail space as well as three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the third quarter of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 281,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a new luxury integrated resort in Macau that opened August 22, 2016. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

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Media Contact:

Michael Weaver, Wynn Resorts

702-770-7501

Michael.weaver@wynnlasvegas.com